                                             EXHIBIT 10(l), Page 1 of 4


                      NORFOLK SOUTHERN CORPORATION
                   EXECUTIVE MANAGEMENT INCENTIVE PLAN

                  AS AMENDED EFFECTIVE JANUARY 25, 2000



Section I.   PURPOSE OF THE PLAN

     It is the purpose of the Norfolk Southern Corporation Executive Management Incentive Plan (Plan) to enhance increased profitability for Norfolk Southern Corporation by rewarding certain officers elected by the Board of Directors of Norfolk Southern Corporation and its affiliates with a bonus for collectively striving to attain and surpass financial objectives.


Section II.  ADMINISTRATION OF THE PLAN

     The Compensation and Nominating Committee or any other committee of the Board of Directors of Norfolk Southern Corporation which is authorized to determine bonus awards under the Plan (Committee) shall administer and interpret this Plan and, from time to time, adopt such rules and regulations and make such recommendations to the Board of Directors concerning Plan changes as are deemed necessary to insure effective implementation of this Plan.

     No executive may simultaneously participate in more than one Norfolk Southern Corporation Incentive Group. An executive must reside in the United States or Canada in order to participate in the Plan.


Section III. ESTABLISHMENT OF PERFORMANCE STANDARDS

     The Committee shall establish:

     A. The Incentive Groups for the incentive year, which Groups shall consist of Board-elected officers at the level of Vice
          President and above,

     B. The bonus level for each Incentive Group for the incentive year, and

     C. The performance standards for Pre-Tax Net Income and operating ratio with resultant Corporate Performance Factors (Corporate Performance Table).


Section IV.  TYPE OF INCENTIVE BONUS

     By December 22 of the year prior to the incentive year, each participant must elect to receive any incentive bonus which may be awarded to him or her for the incentive year either 100% cash or deferred in whole or in part. A participant shall be permitted to defer only 25%,

                                             EXHIBIT 10(l), Page 2 of 4



50%, 75% or 100% of the bonus for any incentive year. If the participant elects to receive 100% cash, the entire amount of the bonus for the incentive year shall be distributed to the participant, or his or her beneficiary, as hereinafter defined on or before March 1 of the year following the incentive year. If deferred in whole or in part, the amount deferred shall be allocated to the Norfolk Southern Corporation Officers' Deferred Compensation Plan (and such deferrals will be governed by the provisions of that plan) on or before March 1 of the year following the incentive year and the remainder, if any, shall be distributed in cash to the participant or his or her beneficiary on or before March 2 of the year following the incentive year.

     Failure on the part of the participant to elect a deferral by December 22 of the year prior to the incentive year, either in whole or in part for the incentive year, shall be deemed to constitute an election by such participant to receive the entire incentive bonus for the incentive year as a cash bonus.

     The Board of Directors shall have the right to reject all deferral elections if, in its sole discretion, it shall determine prior to the close of an incentive year that deferral has become inadvisable, and, if such right shall be exercised, all incentive bonuses earned under the Plan for such year shall be payable in cash, as provided for in the third sentence of this Article IV.


Section V.   BONUS AWARDS

     At the end of the incentive year, the Committee shall determine the Corporate Performance Factor from the Corporate Performance Table based on the operating ratio and Pre-tax Net Income (Norfolk Southern's income before state and federal income taxes as reported in the annual consolidated financial statements for the incentive year). In computing Pre-tax Net Income and operating ratio, special charges and restructuring charges, and unusual or infrequent accounting adjustments which are significant, and restatements or reclassifications, all as determined in accordance with Generally Accepted Accounting Principles, which would have the effect of reducing Pre-tax Net Income or increasing the operating ratio, shall be excluded, unless the Committee shall determine otherwise. A participant's bonus award shall be determined by multiplying the Corporate Performance Factor by the participant's bonus level, with the result multiplied by the participant's total salary paid during the incentive year. The Committee may review the performance of the Plan participants and may, at its discretion, reduce the bonus award of any such participant between 0% and 100%, based on the individual's performance.

     If the employment of a participant who is employed by Norfolk Southern Corporation or its affiliates during the incentive year terminates prior to the end of such year by reason of (1) death, or (2) normal retirement, early retirement or total disability under applicable Norfolk Southern Corporation plans and policies, then the phrase "total salary paid during the incentive year" means base salary paid to the

                                             EXHIBIT 10(l), Page 3 of 4


participant during that portion of such year of employment prior to his or her termination and through the end of the calendar month or payroll period in which employment terminates but excludes any cash paid with respect to such participant's unused vacation. No incentive bonus for any incentive year shall be awarded or paid to any participant whose employment with Norfolk Southern Corporation and all its affiliates terminates before the end of such incentive year for a reason other than one of those specifically stated in the preceding sentence.

     If a participant becomes eligible for the Plan during the year or becomes eligible for a different Incentive Group, then the amount of the award shall be adjusted proportionally to reflect such changes.


Section VI.  DESIGNATION OF BENEFICIARY

     For the purpose of this Plan, a beneficiary shall be either (1) the named beneficiary or beneficiaries designated as hereinafter provided for by the participant, or (2) in the absence of any such designation, including absence by revocation of any previous designation, a legal representative of the participant, duly appointed in the case of incompetency or death of the participant. A participant may designate both primary and contingent named beneficiaries. A participant may revoke or change any designation. To be effective, the designation of a named beneficiary or beneficiaries, or any change in or revocation of any designation, must be on a form provided by Norfolk Southern Corporation signed by the participant and filed with the Senior Vice President Employee Relations, or an officer in a successor position, Norfolk Southern Corporation, prior to the death of such participant. Any such designation, change or revocation shall be ineffective to invalidate any cash payment made or other action taken by Norfolk Southern Corporation pursuant to this Plan prior to the receipt of same by Norfolk Southern Corporation. The determination by Norfolk Southern Corporation of a beneficiary or beneficiaries, or the identity thereof, or the rights of same, based on proof by affidavit or other written evidence satisfactory to Norfolk Southern Corporation shall be conclusive as to the liability of Norfolk Southern Corporation and any payment made in accordance therewith shall discharge Norfolk Southern Corporation of its obligation under this Plan for such payment.


Section VII. NO GUARANTEE OF CONTINUANCE OF EMPLOYMENT

     Nothing contained in this Plan or in any designation of a participant hereunder shall constitute or be deemed to constitute any evidence of an agreement or obligation on the part of Norfolk Southern Corporation or its affiliates to continue to employ any such participant for any period whatsoever.

                                             EXHIBIT 10(l), Page 4 of 4



Section VIII. AMENDMENT TO AND TERMINATION OF PLAN

     Norfolk Southern Corporation reserves the right at any time by a resolution duly adopted by its Board of Directors to amend this Plan in any manner or to terminate it at any time, except that no such amendment or termination shall deprive a participant or beneficiary of any rights hereunder theretofore legally accrued, and no such termination shall be effective for the year in which such resolution is adopted.